Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NUTEX HEALTH INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2023, AT 5 O`CLOCK P.M.

3211383 8100 SR# 20232906685	Authentication: 203672509 Date: 07-03-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations

Delivered 05:00 PM 06/30/2023
FILED 05:00 PM 06/30/2023

SR 20232906685 - File Number 3211383

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUTEX HEALTH INC.

Nutex Health Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

1.

The name of this Corporation is Nutex Health Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on April 13, 2000 under the name "Big Vault.com, Inc."

2.

This Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3.	This Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the 30th day of June, 2023.

By: /s/ Thomas T. Vo

Chief Executive Officer and Chairman

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUTEX HEALTH INC.

FIRST: The name of the corporation is Nutex Health Inc. (hereinafter called the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

THIRD: The nature of the business and of the purposes to be conducted or promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 950,000,000 shares of Common Stock, $.001 par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such elimination or limitation of liability is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended. No amendment or repeal of this provision shall apply to or have any effect on the liability of any director or officer of the Corporation for any acts or omissions of such director or officer occurring prior to such amendment or repeal.